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                                  EXHIBIT 4.3
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INTERNAL REVENUE SERVICE              DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
2 CUPANIA CIRCLE
MONTEREY PARK, CA  91755
                                      Employer Identification Number:
Date:  May 5, 1995                          33-0060898
                                      File Folder Number:
                                            770022116
CUPERTINO NATIONAL BANCORP            Person to Contact:
20230 STEVENS CREEK BLVD                    DONNA COLLINS
CUPERTINO, CA  95014                  Contact Telephone Number:
                                            (213) 725-0164
                                      Plan Name:
                                             CUPERTINO NATIONAL BANCORP
                                             401(K) PROFIT SHARING PLAN
                                      Plan Number:  001

Dear Applicant:

     We have made a favorable determination on your plan, identified above, based on the information supplied. Please keep this letter in your permanent records.

     Continued qualification of the plan under its present form will depend on its effect in operation (See section 1.401-1 (b) (3) of the Income Tax Regulations.) We will review the status of the plan in operation periodically.

     The enclosed document explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

     This determination letter is applicable for the amendment(s) adopted on 122294.

     This determination letter is applicable for the plan adopted on 121787.

     This plan has been mandatorily disaggregated, permissively aggregated, or restructured to satisfy the nondiscrimination requirements.

     This plan satisfies the nondiscrimination in amount requirement of section
1.401 (a) (4) -1 (b) (2) of the regulations on the basis of a design-based safe harbor described in the regulations.

     This letter is issued under Rev. Proc. 93-39 and considers the amendments required by the Tax Reform Act of 1986 except as otherwise specified in this letter.

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     This plan satisfies the nondiscriminatory current availability requirement of section 1.401 (a) (4) -4 (b) of the regulations with respect to those benefits, rights, and features that are currently available to all employees in the plan's coverage group. For this purpose, the plan's coverage group consists of those employees treated as currently benefiting for purposes of demonstrating that the plan satisfies the minimum coverage requirements of section 410 (b) of the Code.

     This letter may not be relied upon with respect to whether the plan satisfies the qualification requirements as amended by the Uruguay Round Agreements Act, Pub. L. 103-465.

     The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

     We have sent a copy of this letter to your representative as indicated in the power of attorney.

     If you have questions concerning this matter, please contract the person whose name and telephone number are shown above.

                                       Sincerely yours,



                                       /s/ Richard R. Orosco
                                       District Direction


Enclosures:
Publication 794
Reporting & Disclosure Guide
 for Employee Benefit Plans
Addendum

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